Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES SECOND QUARTER
2022 FINANCIAL RESULTS AND LITHIUM AND BROMINE BRINE
SAMPLING RESULTS FROM EXPLORATORY WELL

    THE WOODLANDS, Texas, August 1, 2022 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced second quarter 2022 financial results and lithium and bromine brine sampling results from the recently completed exploratory well.

Second quarter 2022 revenue of $141 million increased 8% from the first quarter of 2022 and 38% from the second quarter of 2021. Net income before discontinued operations was $1.8 million, inclusive of $4.9 million of non-recurring charges and expenses. This compares to net income before discontinued operations of $7.7 million in the first quarter of 2022, inclusive of $564,000 of non-recurring credits, net of charges. Net income per share from continuing operations was $0.01 in the second quarter compared to a net income per share from continuing operations in the first quarter of $0.06. Adjusted net income per share from continuing operations was $0.05 compared to $0.06 in the first quarter of 2022 and to a loss of $0.02 in the second quarter of 2021.

Adjusted EBITDA for the second quarter was $18.7 million, compared to $20.5 million in the first quarter of 2022 and to $13.0 million in the second quarter of 2021. The second quarter of 2022 included a $1.3 million unfavorable impact as a result of a European supplier declaring force majeure and being unable to provide a key raw material to our European industrial chemicals operations as a result of the Russia/Ukraine conflict. The supplier has since resumed supplying TETRA but currently at reduced volumes. Additionally, the second quarter included unrealized losses on investments of $0.7 million. Excluding the impact of the aforementioned items, Adjusted EBITDA for the second quarter of 2022 would have been $20.7 million.

Cash flow from operating activities was $17.9 million in the second quarter of 2022 compared to $5.9 million in the first quarter of 2022. Adjusted free cash flow from continuing operations was $6.4 million.

In the first quarter of 2022, the Company completed the drilling and sampling of an exploratory well on TETRA’s Arkansas leased acreage under which it owns certain mineral rights and secured fluid samples from multiple zones of interest within the Smackover Formation for the purpose of validating the historical mineral concentrations. An analysis of those samples by two independent laboratories showed higher concentration levels of lithium and bromine compared to the average concentrations for each mineral used in the Company’s previously reported exploration targets. The third-party laboratory results showed an average concentration of 473 mg/liter of lithium, which are 67% higher than the average used in the exploration target and 5,350 mg/liter for bromine, which are 8% higher than the average used in the exploration target.

TETRA had previously announced in 2021 the completion of a 2021 Exploration Target Assessment, a geological introduction technical report on its bromine- and lithium-carbonate equivalent project in southern Arkansas. The assessment included conceptual exploration targets of 2.54 million to 8.58 million tons of bromine and 85,000 to 286,000 tons of lithium carbonate equivalent within the Smackover Formation reservoir. The potential quantity and grade of the exploration targets are conceptual in nature, and there has been insufficient exploration to estimate a mineral resource. The purpose of completing the exploratory well was to obtain the fluid sample analysis and retain an independent geological consulting firm to analyze these results and determine whether there is sufficient information to prepare a mineral resource geological model and estimation on the Smackover Formation bromine and lithium carbonate equivalent underlying the TETRA acreage. TETRA is expected to receive this independent report in the third quarter of 2022.

Brady Murphy, TETRA President and Chief Executive Officer, stated, "We continue to deliver strong results in what we believe are the early stages of a longer term up cycle for the oil and gas sector, while continuing to make significant progress on our low carbon energy opportunities. Despite unprecedented inflation challenges for fuel, labor and equipment in the U.S. and the Russia/Ukraine war impacting our European supply chain, we delivered results in-line with our internal expectations.

“Water & Flowback Services revenue of $66 million improved $28 million (75%) year-on-year. Income before taxes in the second quarter was $1.6 million. Adjusted EBITDA of $9.9 million improved by $7.9 million (397%) year-on-year. The second quarter revenue for our United States land business was the highest since the third quarter of 2019, despite significantly fewer active frac fleets. Water & Flowback Services Adjusted EBITDA margins were 15.1%, hitting our full-year targets earlier than expected, as our technology, integration and digitalization investments continue to gain traction while price increases continue to modestly stay ahead of inflation. While U.S. market growth is limited by availability of additional frac fleets, we continue to gain market share with broad customer acceptance of our integrated water management business model, leading water recycling capabilities and delivering the best in-class sand management services with the recently patented TETRA SandStormTM advanced cyclone technology. We added four new recycling projects during the second quarter and saw record recycling volumes in the Permian Basin - recycling 571 million gallons, up 62% from a year ago and 17% from the first quarter of 2022. Integrated water management projects increased from 55 projects in the first quarter of 2022 to 62 projects with 36 different customers in the second quarter of 2022. We continue to see strong utilization and higher pricing for the TETRA Sandstorm technology, and at the end of the second quarter we were awarded our largest scope of work yet for a super major operator in the Delaware Basin and Eagleford shale play. During the second quarter we also introduced our new automated drill out technology for a large independent producer in the Appalachian Basin. This new technology is expected to reduce well site personnel by more than 30%, reduce rig up/down time by approximately 40%, and reduce HSE exposure – making a meaningful impact to our customer’s well economics.

“Completion Fluids & Products second quarter 2022 revenue of $75 million increased year on year by 16% and increased from the first quarter of 2022 by 2% as the seasonal uplift for our Northern European industrial chemicals operations was partially offset by lower Gulf of Mexico and international fluid sales as the first quarter benefited from sales pulling in from the second quarter. Income before taxes for the quarter was $15.3 million. Adjusted EBITDA margins were 23.7% for the quarter, down from the first quarter and down year-on-year due to revenue mix and some inflationary costs on our European industrial chemicals business. In the second quarter our TETRA Advanced Displacement System (TADS) was awarded the 2021 E&P Special Meritorious Award for Engineering Innovation for the Drilling Fluids/Stimulation category. Also, during the second quarter we received a large order for calcium chloride from an international lithium producer who will treat their brine with the material as a part of their lithium extraction process. This is expected to represent a new market opportunity for TETRA’s industrial chemicals business as lithium production ramps up across the globe.

“Our low carbon energy businesses and opportunities continue to make meaningful progress. As noted above, we received independent third-party laboratory results of lithium and bromine concentration from our brine fluid sample. We expect to receive a resource report in the third quarter that will quantify our estimated lithium and bromine resources on our leased acreage. We have engaged an engineering firm to begin work on a front-end engineering and design study (FEED). We also expect to soon begin work on a preliminary economic assessment (PEA). With the growing demand for bromine for deep water projects and for zinc bromide electrolytes for long-duration battery storage, our bromine needs are expected to expand beyond our current long-term agreement. We anticipate that producing our own bromine from our acreage may be more cost-effective than our current sources, creating an opportunity for margin enhancement in addition to significant incremental revenue. Sales of our high purity zinc bromine solution, TETRA PureFlow® to Eos Energy Enterprises, Inc. (“Eos”) increased significantly during the second quarter compared to the first quarter of 2022. As Eos continues to add to its backlog and expand its production capacity, we expect shipments to further increase in the second half of 2022.

“We continue to make significant progress on our base business, introduce technology and digitalization, evolve our low carbon opportunities and find new markets for our existing products, which collectively contribute to a broader earnings base and higher growth market opportunities – setting the stage for significant shareholder value creation.”

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted income (loss) per share from continuing operations, Adjusted EBITDA, and Adjusted EBITDA Margin (Adjusted EBITDA as a percent of revenue) on consolidated and segment basis, Adjusted income/(loss) from continuing operations, adjusted free cash flow from continuing operations, and net debt. Please see Schedules E through H for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

Second Quarter Results and Highlights

A summary of key financial metrics for the second quarter are as follows:

Second Quarter 2022 Results
	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(in thousands, except per share amounts)
Revenue	$140,716	$130,037	$102,326
Income (loss) before discontinued operations	1,759	7,734	(6,654)
Adjusted EBITDA before discontinued operations	18,697	20,477	12,967
GAAP EPS from continuing operations	0.01	0.06	(0.05)
Adjusted income per share from continuing operations	0.05	0.06	(0.02)
GAAP net cash provided by operating activities	17,869	5,934	1,782
Adjusted free cash flow from continuing operations	$6,418	$(2,903)	$(4,450)

Completion Fluids & Products second quarter 2022 revenue of $75 million increased 2% from the first quarter of 2022 due to the seasonal increase for our Northern Europe industrial chemicals business, partially offset by lower activity in the Gulf of Mexico and international markets as sales were previously moved into the first quarter of 2022. Completion Fluids & Products income before taxes was $15.3 million in the second quarter (20.4% of revenue) compared to $19.3 million (26.4% of revenue) in the first quarter of 2022. Adjusted EBITDA of $17.7 million, which included a $0.8 million mark-to-market loss from TETRA's equity holding in Standard Lithium and a $0.6 million unrealized gain from TETRA’s investment in CarbonFree, decreased $1.4 million sequentially. Completion Fluids & Products adjusted EBITDA margins were 23.7% in the second quarter compared to 26.1% in the first quarter of 2022. Excluding the unrealized gains and losses from investments for both periods, adjusted EBITDA margins decreased sequentially by 210 basis points. Second quarter margins were negatively impacted by inflationary pressures as we are seeing increased pricing for raw materials and our Northern Europe industrial business was impacted by $1.3 million from a force majeure declaration from a key raw materials supplier, resulting in lower production levels and under absorption at our Kokkola, Finland plant.

Water & Flowback Services revenue was $66 million in the second quarter of 2022, an increase of 16% from the first quarter of 2022. Income before taxes was $1.6 million. Adjusted EBITDA of $9.9 million (15.1% of revenue) increased 21% sequentially and was up by a factor of five from the second quarter of 2021 due to increased activity in the North America onshore business combined with ongoing pricing improvements. Adjusted EBITDA margins improved 60 basis points from the first quarter of 2022 to 15.1% as we continue to see some pricing improvements to help offset inflationary pressures. We expect the third-quarter Adjusted EBITDA margins to further improve reflecting continued better pricing, stronger activity levels and the commencement of operations of two early production facilities in Argentina.

Free Cash Flow and Balance Sheet

    Cash from operating activities was $17.9 million in the second quarter and adjusted free cash flow from continuing operations was $6.4 million. Liquidity at the end of the second quarter was $103 million, the highest since 2019 and improved $8 million from the first quarter of 2022 driven by positive free cash flow and availability under our ABL facility. Liquidity is defined as unrestricted cash plus availability under our revolving credit facilities. At the end of the second quarter, unrestricted cash was $36 million and availability under our credit agreements was $67 million. Long-term debt, with a September 2025 maturity, was $153 million, while net debt was $117 million. TETRA’s net leverage ratio continued to improve and was 1.8X at the end of the second quarter of 2022.

Non-recurring Charges and Expenses

Non-recurring charges and expenses are reflected on Schedule E and include $2.3 million of non-cash impairment and other charges, $0.6 million of costs associated with the exploratory brine well, $1.5 million of cumulative adjustments to long-term incentives and appreciation right expenses, and $0.6 million of transaction and other expenses. The $1.3 million of under absorption from our Kokkola plant and the $0.7 million of unrealized losses are included in both our reported and adjusted earnings.

Conference Call

TETRA will host a conference call to discuss these results tomorrow, August 2, at 10:30 a.m. Eastern Time. The phone number for the call is 1-888-347-5303. The conference call will also be available by live audio webcast and may be accessed through the Company's investor relations website at http://ir.tetratec.com/events-and-webcasts. A replay of the conference call will be available at 1-877-344-7529 conference number 2427423, for one week following the conference call and the archived webcast will be available through the Company's website for thirty days following the conference call.

Investor Contact
For further information: Elijio Serrano, CFO, TETRA Technologies, Inc., The Woodlands, Texas, Phone: (281) 367-1983, www.tetratec.com

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)
Schedule A: Consolidated Income Statement
Schedule B: Condensed Consolidated Balance Sheet
Schedule C: Consolidated Statements of Cash Flows
Schedule D: Statement Regarding Use of Non-GAAP Financial Measures
Schedule E: Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations
Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA
Schedule G: Non-GAAP Reconciliation of Net Debt
Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations
Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio

Company Overview

TETRA Technologies, Inc. is an industrial and oil & gas products and services company operating on six continents focused on bromine-based completion fluids, calcium chloride, water management solutions, frac flowback and production well testing services. Calcium chloride is used in the oil and gas industry, and also has broad industrial applications to the agricultural, road, food and beverage and lithium production markets. TETRA is evolving its business model by expanding into the low carbon energy markets with its chemistry expertise, key mineral acreage and global infrastructure. Recently announced initiatives include commercialization of TETRA PureFlow® an ultra-pure zinc bromide for stationary batteries and energy storage; advancing an innovative carbon capture utilization and storage technology with CarbonFree to capture CO2 and mineralize emissions to make commercial, carbon-negative chemicals; and development of TETRA’s lithium and bromine mineral acreage to meet the growing demand for oil and gas products and energy storage. Visit the Company's website at www.tetratec.com.

Cautionary Statement Regarding Forward Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including statements concerning recovery of the oil and gas industry; customer delays for international completion fluids related to global shipping and logistics issues; potential revenue associated with prospective energy storage projects or our pending carbon capture partnership; exploration targets of lithium and bromine, the potential extraction of lithium and bromine from the leased acreage, the economic viability thereof, the demand for such resources, and the timing and costs of such activities; the ability to obtain an inferred resource report and preliminary economic assessment regarding our lithium and bromine acreage; projections concerning the Company's business activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. With respect to the Company’s disclosures of exploration targets, including bromine and lithium carbonate equivalent concentrations, it is uncertain if further exploration will result in the estimation of a mineral resource. The exploration targets expressed should not be misrepresented or misconstrued as an estimate of a mineral resource or mineral reserve. It is possible that the exploration target quantity and grade could change as our exploration activities are completed and evaluated. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(in thousands, except per share amounts)
Revenues	$140,716	$130,037	$102,326

Cost of sales, services, and rentals	102,599	93,688	77,208
Depreciation, amortization, and accretion	7,748	7,679	8,236
Impairments and other charges	2,262	—	449
Insurance recoveries	—	(3,750)	—
Total cost of revenues	112,609	97,617	85,893
Gross profit	28,107	32,420	16,433

Exploration and appraisal costs	634	1,930	—
General and administrative expense	23,620	20,643	17,351
Interest expense, net	3,610	3,324	3,886
Other (income) expense, net	(1,037)	(2,411)	466
Income (loss) before taxes and discontinued operations	1,280	8,934	(5,270)
(Benefit) provision for income taxes	(479)	1,200	1,384
Income (loss) before discontinued operations	1,759	7,734	(6,654)
(Loss) income from discontinued operations, net of taxes	(34)	(15)	(126)
Net income (loss)	1,725	7,719	(6,780)
Less: loss attributable to noncontrolling interest	20	1	27
Net income (loss) attributable to TETRA stockholders	$1,745	$7,720	$(6,753)

Basic per share information:
Income (loss) from continuing operations	$0.01	$0.06	$(0.05)
Income from discontinued operations	$0.00	$0.00	$0.00
Net income (loss) attributable to TETRA stockholders	$0.01	$0.06	$(0.05)
Weighted average shares outstanding	127,992	127,259	126,583

Diluted per share information:
Income (loss) from continuing operations	$0.01	$0.06	$(0.05)
Income from discontinued operations	$0.00	$0.00	$0.00
Net income (loss) attributable to TETRA stockholders	$0.01	$0.06	$(0.05)
Weighted average shares outstanding	130,099	129,211	126,583

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	June 30, 2022	December 31, 2021
	(in thousands)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,332	$31,551
Trade accounts receivable	104,062	91,202
Inventories	62,604	69,098
Prepaid expenses and other current assets	20,698	18,539
Total current assets	223,696	210,390
Property, plant, and equipment, net	94,718	88,976
Other intangible assets, net	34,752	36,958
Operating lease right-of-use assets	35,127	36,973
Investments	14,167	11,233
Other assets	14,154	13,736
Total long-term assets	192,918	187,876
Total assets	$416,614	$398,266

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$44,999	$37,943
Current portion of long-term debt	11	—
Compensation and employee benefits	23,485	20,811
Operating lease liabilities, current portion	8,255	8,108
Accrued taxes	7,295	7,085
Accrued liabilities and other	24,155	21,810
Liabilities of discontinued operations	1,367	1,385
Total current liabilities	109,567	97,142
Long-term debt, net	153,191	151,936
Operating lease liabilities	29,160	31,429
Asset retirement obligations	13,244	12,984
Deferred income taxes	1,432	1,669
Other liabilities	4,484	4,543
Total long-term liabilities	201,511	202,561
Commitments and contingencies
TETRA stockholders’ equity	106,717	99,704
Noncontrolling interests	(1,181)	(1,141)
Total equity	105,536	98,563
Total liabilities and equity	$416,614	$398,266

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(in thousands)
Operating activities:
Net income (loss)	$1,725	$7,719	$(6,780)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	7,748	7,679	8,234
Impairment and other charges	2,262	—	449
Gain on investments	710	(1,100)	(1,621)
Equity-based compensation expense	1,159	1,104	76
Provision for (recovery of) doubtful accounts	183	61	61
Amortization and expense of financing costs	793	780	701
Insurance recoveries associated with damaged equipment	—	(3,750)	—
Warrants fair value adjustment	—	—	2,698
Gain on sale of assets	(501)	(218)	(20)
Other non-cash charges	(212)	(101)	(238)
Changes in operating assets and liabilities:
Accounts receivable	(1,396)	(13,185)	(17,195)
Inventories	(60)	4,579	4,958
Prepaid expenses and other current assets	(4,792)	2,510	(1,382)
Trade accounts payable and accrued expenses	11,176	9	12,774
Other	(926)	(153)	(933)
Net cash provided by operating activities	17,869	5,934	1,782
Investing activities:
Purchases of property, plant, and equipment, net	(11,107)	(9,305)	(5,728)
Proceeds from sale of property, plant, and equipment	778	416	193
Insurance recoveries associated with damaged equipment	—	3,750	—
Other investing activities	2	(453)	(615)
Net cash (used in) provided by investing activities	(10,327)	(5,592)	(6,150)
Financing activities:
Proceeds from long-term debt	134	1,533	(160)
Principal payments on long-term debt	(2,456)	(811)	180
Payments on financing lease obligations	(1,174)	—	—
Repurchase of common stock	—	—	449
Financing costs and other financing activities	—	—	(357)
Net cash provided by (used in) financing activities	(3,496)	722	112
Effect of exchange rate changes on cash	(565)	236	407
Increase (decrease) in cash and cash equivalents	3,481	1,300	(3,849)
Cash and cash equivalents and restricted cash at beginning of period	32,851	31,551	54,228
Cash and cash equivalents and restricted cash at end of period	36,332	32,851	50,379

Supplemental cash flow information:
Interest paid	$4,960	$3,096	$3,604
Income taxes paid	729	741	601
(Decrease) increase in accrued capital expenditures	(452)	2,164	2,485

Schedule D: Statement Regarding Use of Non-GAAP Financial Measures

    In addition to financial results determined in accordance with U.S. GAAP, this press release may include the following non-GAAP financial measures for the Company: adjusted income (loss) per share from continuing operations; consolidated and segment adjusted EBITDA; segment adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”); adjusted income (loss) from continuing operations, adjusted free cash flow from continuing operations; net debt, and net leverage ratio. The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

    Management believes that the exclusion of the special charges from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

    Adjusted income (loss) from continuing operations is defined as the Company’s income (loss) before noncontrolling interests and discontinued operations, excluding certain special or other charges (or credits), and including noncontrolling interest attributable to continued operations. Adjusted income (loss) from continuing operations is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted earnings (loss) per share from continuing operations is defined as the Company’s diluted earnings (loss) per share excluding certain special or other charges (or credits), discontinued operations and noncontrolling interest attributable to discontinued operations. Adjusted diluted earnings (loss) per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted EBITDA (and adjusted EBITDA as a percent of revenue) is defined as earnings before interest, taxes, depreciation, amortization, impairments and certain non-cash charges, non-recurring adjustments and discontinued operations. Adjusted EBITDA (and adjusted EBITDA margin) is used by management as a supplemental financial measure to assess the financial performance of the Company’s assets, without regard to financing methods, capital structure or historical cost basis and to assess the Company’s ability to incur and service debt and fund capital expenditures.

    Adjusted free cash flow from continuing operations is defined as cash from operations less discontinued operations EBITDA and discontinued operations capital expenditures, less capital expenditures net of sales proceeds and cost of equipment sold, less payments on financing lease obligations and including cash distributions to TETRA from CSI Compressco and cash from other investments. Management uses this supplemental financial measure to:

•assess the Company’s ability to retire debt;
•evaluate the capacity of the Company to further invest and grow; and
•to measure the performance of the Company as compared to its peer group.

    Adjusted free cash flow from continuing operations do not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted.

    Net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the balance sheet. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Net leverage ratio is defined as debt excluding financing fees & discount on term loan and including letters of credit and guarantees, less cash divided by trailing twelve months adjusted EBITDA for credit facilities. Adjusted EBITDA for credit facilities consists of adjusted EBITDA described above, plus equity compensation expense, less non-cash (gain) loss on sale of investments, (gain) loss on sales of assets and excluding certain special or other charges (or credits). Management primarily uses this metric to assess TETRA’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.
Schedule E: Non-GAAP Reconciliation of Adjusted Income (Loss) From Continuing Operations (Unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(in thousands, except per share amounts)

Income (loss) before taxes and discontinued operations	$1,280	$8,934	$(5,270)
Provision (benefit) for income taxes	(479)	1,200	1,384
Noncontrolling interest attributed to continuing operations	20	1	(27)
Income (loss) from continuing operations	1,739	7,733	(6,627)
Insurance settlement	—	(3,750)	—
Exploration and appraisal costs	634	1,930	—
Adjustment to long-term incentives	1,450	784	627
Transaction, legal and other expenses	556	—	(345)
Impairments and other charges	2,262	—	—
Former CEO stock appreciation right expense	—	472	714
Restructuring charges	—	—	1,033
Stock warrant fair value adjustment	—	—	2,698
Adjusted income (loss) from continuing operations	$6,641	$7,169	$(1,900)

Diluted per share information
Income (loss) from continuing operations	$0.01	$0.06	$(0.05)
Adjusted income (loss) from continuing operations	$0.05	$0.06	$(0.02)
Diluted weighted average shares outstanding	130,099	129,211	126,583

Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended June 30, 2022
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$74,798	$65,918	$—	$—	$140,716
Net income (loss) before taxes and discontinued operations	15,261	1,644	(11,542)	(4,083)	1,280
Impairment expense	220	2,042	—	—	2,262
Exploration and appraisal costs	634	—	—	—	634
Adjustment to long-term incentives	—	—	1,450	—	1,450
Transaction and other expenses	—	556	—	—	556
Adjusted income (loss) before taxes and discontinued operations	$16,115	$4,242	$(10,092)	$(4,083)	$6,182

Adjusted interest (income) expense, net	(283)	(2)	—	3,895	3,610
Adjusted depreciation and amortization	1,873	5,705	—	168	7,746
Equity compensation expense	—	—	1,159	—	1,159
Adjusted EBITDA	$17,705	$9,945	$(8,933)	$(20)	$18,697

Adjusted EBITDA as a % of revenue	23.7%	15.1%			13.3%

	Three Months Ended March 31, 2022
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$73,194	$56,843	$—	$—	$130,037
Net income (loss) before taxes and discontinued operations	19,292	2,682	(10,346)	(2,694)	8,934
Insurance settlement	(3,750)	—	—	—	(3,750)
Exploration and appraisal costs	1,930	—	—	—	1,930
Adjustment to long-term incentives	—	—	784	—	784
Former CEO stock appreciation right expense	—	—	472	—	472
Adjusted income (loss) before taxes and discontinued operations	$17,472	$2,682	$(9,090)	$(2,694)	$8,370

Adjusted interest (income) expense, net	(323)	—	—	3,647	3,324
Adjusted depreciation and amortization	1,948	5,543	—	188	7,679
Equity compensation expense	—	—	1,104	—	1,104
Adjusted EBITDA	$19,097	$8,225	$(7,986)	$1,141	$20,477

Adjusted EBITDA as a % of revenue	26.1%	14.5%			15.7%

	Three Months Ended June 30, 2021
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$64,607	$37,719	$—	$—	$102,326
Net income (loss) before taxes and discontinued operations	16,427	(4,978)	(9,543)	(7,176)	(5,270)
Adjustment to long-term incentives	—	—	627	—	627
Transaction and other expenses	(391)	145	(99)	—	(345)
Former CEO stock appreciation right expense	—	—	714	—	714
Restructuring and severance expenses	291	742	—	—	1,033
Stock warrant fair value adjustment	—	—	—	2,698	2,698
Adjusted income (loss) before taxes and discontinued operations	16,327	(4,091)	(8,301)	(4,478)	(543)

Adjusted interest (income) expense, net	(162)	3	—	4,044	3,885
Adjusted depreciation and amortization	1,701	6,087	—	245	8,033
Equity compensation expense	—	—	1,592	—	1,592
Adjusted EBITDA	$17,866	$1,999	$(6,709)	$(189)	$12,967

Adjusted EBITDA as a % of revenue	27.7%	5.3%			12.7%
Schedule G: Non-GAAP Reconciliation of Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	June 30, 2022	December 31, 2021
	(in thousands)
Non-restricted cash	$36,332	$31,551

Swedish Credit Facility	11	—
Asset-Based Credit Agreement	—	67
Term Credit Agreement	$153,191	$151,869
Net debt	$116,870	$120,385

Schedule H: Non-GAAP Reconciliation to Adjusted Free Cash Flow From Continuing Operations (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
	(in thousands)
Cash from operating activities	$17,869	$5,934	1,788	$23,803	$7,607
Discontinued operations operating activities (adjusted EBITDA)	—	—	—	—	(416)
Cash from continued operating activities	17,869	5,934	1,788	23,803	8,023
Less: Continuing operations capital expenditures, net of proceeds from asset sales	(10,329)	(8,889)	(6,290)	(19,218)	(9,510)
Payments on financing lease obligations	(1,174)	—	—	(1,174)	—
Distributions from CSI Compressco LP (1)	52	52	52	104	52
Cash received from other investments	—	—	—	—	2,354
Adjusted Free Cash Flow From Continuing Operations	$6,418	$(2,903)	$(4,450)	$3,515	$919
(1) Following the GP Sale on January 29, 2021, TETRA retained an investment CSI Compressco representing a 3.7% limited partner interest as of June 30, 2022.

Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio (Unaudited)

	Three Months Ended				Twelve Months Ended June 30, 2022
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(in thousands)
Net income (loss) before taxes and discontinued operations	1,280	$8,934	$(758)	$3,082	$12,538
Insurance settlement	—	(3,750)	—	—	(3,750)
Exploration and appraisal costs	634	1,930	—	—	2,564
Adjustment to long-term incentives	1,450	784	495	656	3,385
Transaction, legal and other expenses	556	—	62	1,350	1,968
Impairments and other charges	2,262	—	132	—	2,394
Former CEO stock appreciation right expense	—	472	107	(466)	113
Restructuring expenses	—	—	381	295	676
Stock warrant fair value adjustment	—	—	(56)	(3,164)	(3,220)
Provision for (recovery of) doubtful accounts	—	—	(230)	—	(230)
Adjusted income (loss) before taxes and discontinued operations	$6,182	$8,370	$133	$1,753	$16,438

Adjusted interest (income) expense, net	3,610	3,324	4,003	4,083	15,020
Adjusted depreciation and amortization	7,746	7,679	7,886	8,129	31,440
Equity compensation expense	1,159	1,104	1,052	1,057	4,372
Non-cash (gain) loss on investments	710	(1,100)	14,030	(6,190)	7,450
(Gain) loss on sale of assets	(500)	(218)	(3)	(204)	(925)
Other debt covenant adjustments	214	143	(236)	41	162
Debt covenant adjusted EBITDA	$19,121	$19,302	$26,865	$8,669	$73,957

					June 30, 2022
					(in thousands, except ratio)
Term credit agreement					$163,071
Swedish credit agreement					11
ABL credit agreement					—
Letters of credit and guarantees					7,420
Total debt and commitments					170,502
Unrestricted cash					36,332
Net debt and commitments					$134,170
Net leverage ratio					1.8